Exhibit 99.1

Enterprise Products Partners L.P. P.O. Box 4324 Houston, TX 77210 713-381-6500

Enterprise Announces Results for Second Quarter 2010

Houston, Texas (Monday, July 26, 2010) – Enterprise Products Partners L.P. (NYSE: EPD) today announced its financial results for the three and six months ended June 30, 2010.  Results for 2009 have been recast to reflect the merger of TEPPCO Partners, L.P. with Enterprise as a reorganization of entities under common control in a manner similar to a pooling of interests.  The TEPPCO merger was completed on October 26, 2009.

Highlights:

		2nd Quarter
	$Millions, except per unit	2010	2009 (1)	% Change
	Gross operating margin	$815	$622	31.0%
	Operating income	$548	$373	46.9%
	Adjusted EBITDA	$794	$581	36.7%
	Net income	$373	$213	75.1%
	Net income attributable to Enterprise	$357	$187	90.9%
	Earnings per unit	$0.46	$0.32	43.8%
	Distributable Cash Flow	$532	$328	62.2%

(1)
Gross operating margin, operating income, Adjusted EBITDA and net income for the second quarter of 2009 were reduced by $68 million and net income attributable to Enterprise was reduced by $34 million, or $0.07 per unit, for charges related to the termination of the Texas Offshore Port System project.

•
Enterprise increased its cash distribution with respect to the second quarter of 2010 to $0.575 per unit, or $2.30 per unit on an annualized basis, which represents a 5.5 percent increase from the distribution paid with respect to the second quarter of 2009.  This is the 24th consecutive quarterly increase and the 33rd increase since the partnership’s initial public offering (“IPO”) in 1998;

•
Enterprise reported distributable cash flow of $532 million for the second quarter of 2010, which provided 1.3 times coverage of the $0.575 per unit cash distribution declared for limited partners.  Approximately $100 million of distributable cash flow was retained for the second quarter of 2010;

•
Enterprise’s natural gas liquid (“NGL”), crude oil, refined products and petrochemical pipeline volumes for the second quarter of 2010 were 4.0 million barrels per day while total natural gas pipeline volumes were a record 12.7 trillion British thermal units per day (“TBtud”).  Equity NGL production for the second quarter of 2010 was a record 125 thousand barrels per day (“MBPD”);

•
Enterprise made $1.6 billion of capital investments during the second quarter of 2010, including the $1.2 billion acquisition of natural gas gathering assets from subsidiaries of M2 Midstream LLC and $73 million of sustaining capital expenditures;

•	At June 30, 2010, Enterprise had liquidity (unrestricted cash and available capacity under credit facilities) of approximately $2.3 billion; and

•
Affiliates of Enterprise Products Company (formerly known as EPCO, Inc.), a private company owned by the Dan L. Duncan family and the largest unitholder of Enterprise Products Partners, have expressed their willingness to consider investing up to $200 million in 2010 to purchase additional common units from Enterprise Products Partners.  They have committed to reinvest $50 million through the partnership’s distribution reinvestment plan for the distribution to be paid on August 5, 2010 which would bring their total purchases of common units in 2010 up to $158 million.

Review and Comment on Second Quarter 2010 Results

Net income attributable to Enterprise for the second quarter of 2010 was $357 million, or $0.46 per unit on a fully diluted basis, versus $187 million, or $0.32 per unit on a fully diluted basis, for the second quarter of 2009.  Net income attributable to Enterprise for the second quarter of 2009 does not include $12 million of net income attributable to the former owners of TEPPCO.  Net income attributable to Enterprise for the second quarter of 2009 was reduced by $34 million, or $0.07 per unit, associated with the termination of the Texas Offshore Port System project (“TOPS”).  The total charge related to TOPS was $68 million, of which 50 percent was attributable to the former owners of TEPPCO.  Our consolidated financial results for periods prior to the TEPPCO merger reflect the combined results of Enterprise and TEPPCO.  However, there was no change in net income attributable to Enterprise and earnings per unit for periods prior to completion of the TEPPCO merger since net income attributable to TEPPCO was allocated to noncontrolling interests.

On July 13, 2010, the Board of Directors of Enterprise’s general partner approved an increase in the partnership’s quarterly cash distribution rate with respect to the second quarter of 2010 to $0.575 per unit, representing a 5.5 percent increase over the $0.545 per unit rate that was paid with respect to the second quarter of 2009.  Enterprise generated $532 million of distributable cash flow during the second quarter of 2010 compared to $328 million for the second quarter of 2009.  Enterprise’s distributable cash flow for the second quarter of 2010 provided 1.3 times coverage of the cash distributions to be paid to limited partners on August 5, 2010.  The partnership retained approximately $100 million of distributable cash flow in the second quarter of 2010, which is available to reinvest in growth capital projects, reduce debt, and reduce the potential need to issue additional equity.  Since the partnership’s IPO in 1998, Enterprise has generated approximately $8.9 billion of distributable cash flow, of which it has retained approximately $1.4 billion.  Distributable cash flow is a non-generally accepted accounting principle (“non-GAAP”) financial measure that is defined and reconciled later in this press release to its most directly comparable U.S. GAAP financial measure, net cash flows provided by operating activities.

“Enterprise reported solid operating and financial results for the second quarter of 2010,” said Michael A. Creel, president and chief executive officer of Enterprise.  “During the second quarter of 2010, we continued to see strong volumes across our midstream system which operated at or near record levels.  NGL, crude oil, refined products and petrochemical pipeline volumes averaged 4 million barrels per day, while natural gas pipeline volumes were a record 12.7 trillion Btu per day and equity NGL production was a record 125,000 barrels per day.  Growth in gross operating margin continued to be supported by improvement in domestic and global economic activity; strong demand for NGLs and propylene by the petrochemical industry driven by the relative value of natural gas and NGLs compared to more costly crude oil derivatives; NGL production growth in the Rockies; and natural gas volume growth from shale plays in Texas and Louisiana.”

“Enterprise has developed a number of opportunities to invest capital at attractive returns to build midstream facilities to support new sources of production as a result of the continued success of drilling programs by producers in the shale and non-conventional resource plays.  These projects are principally fee-based and associated with natural gas, NGL and crude oil infrastructure to support production growth in the Haynesville and Eagle Ford Shale plays.  During the second quarter, we completed our $1.2 billion acquisition of the State Line and Fairplay natural gas gathering pipelines and treating facilities in the Haynesville and Bossier Shale areas of North Louisiana and East Texas from subsidiaries of M2 Midstream.  In June, we completed the expansion of the State Line system that increased its capacity up to 700 million cubic feet per day,” stated Creel.

“In the second quarter, we were successful in raising $553 million of equity and $2 billion of long-term debt to fund the acquisition of the M2 Midstream assets, retire $500 million of maturing debt and provide financial flexibility to fund our growth capital investments.  We have also been disciplined in managing Enterprise’s distributable cash flow.  For the first six months of 2010, we have increased our cash distributions by 2.7 percent and have retained over $250 million of distributable cash flow to reinvest in the growth of the partnership.  At June 30, 2010, we had approximately $500 million of unrestricted cash on the balance sheet, total liquidity of $2.3 billion, and strong credit ratios.  We believe we are in a strong position from which to execute our growth plans to increase the value of our partnership,” stated Creel.

Certain of Enterprise’s revenues, operating costs and expenses can fluctuate significantly based on the market prices of natural gas, NGLs and crude oil without necessarily affecting gross operating margin and operating income to the same degree.  Revenue for the second quarter of 2010 increased to $7.5 billion from $5.4 billion in the same quarter of 2009 primarily attributable to an increase in sales volumes and energy prices.  Gross operating margin was $815 million for the second quarter of 2010 compared to $622 million for the second quarter of 2009.  Operating income was $548 million for the second quarter of 2010 versus $373 million for the same quarter of 2009.  Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) for the second quarter of 2010 was $794 million compared to $581 million for the second quarter of 2009.

Review of Segment Performance for the Second Quarter of 2010

NGL Pipelines & Services – Gross operating margin for the NGL Pipelines & Services segment increased 21 percent to $441 million for the second quarter of 2010 compared to $364 million for the same quarter of 2009.

Enterprise’s natural gas processing business recorded a $49 million increase in gross operating margin to $268 million for the second quarter of 2010 from $219 million for the second quarter of 2009.  The partnership’s Rocky Mountain natural gas processing plants accounted for $23 million of this increase as a result of higher processing margins and an increase in equity NGL production.  Gross operating margin from NGL marketing activities increased by $26 million compared to the second quarter of last year primarily due to higher sales volumes and margins.

Equity NGL production (the NGLs that Enterprise earns as a result of providing processing services) for the second quarter of 2010 increased to a record 125 MBPD compared to 118 MBPD in the second quarter of 2009.  This increase in equity NGL production was due to a 12 MBPD increase in volumes from the partnership’s Rocky Mountain plants which was partially offset by decreases from the partnership’s South Texas and Louisiana plants.  Fee-based natural gas processing volumes were 3.0 billion cubic feet per day (“Bcfd”) for the second quarter of 2010 compared to 2.7 Bcfd for the second quarter of 2009 primarily reflecting an increase in fee-based processing volumes at plants in South Texas and the Rocky Mountains.

Gross operating margin from the partnership’s NGL pipeline and storage business increased by 31 percent to $139 million in the second quarter of 2010 from $107 million in the second quarter of 2009.  This $32 million increase in gross operating margin was primarily generated by the partnership’s Dixie pipeline, NGL import/export terminal on the Houston Ship Channel and related pipeline, and the Tri-States and Lou-Tex NGL pipelines.  NGL transportation volumes for the second quarter of 2010 increased 10 percent, or 201 MBPD, to 2.2 million barrels per day.

Gross operating margin from Enterprise’s NGL fractionation business was $34 million for the second quarter of 2010 compared to $38 million reported for the same quarter of 2009.  This $4 million decrease in gross operating margin was primarily due to a decrease in revenues from the Norco facility, which had benefited from higher realized NGL prices in the second quarter of 2009 due to hedging activities.  This business was also adversely impacted by scheduled downtime in June 2010 at the Shoup NGL fractionator in South Texas as a result of construction activities to increase the capacity of this facility.  Construction activities at Shoup were completed in June 2010.  NGL fractionation volumes for the second quarter of 2010 were 463 MBPD compared to 459 MBPD for the second quarter of 2009.  Higher volumes for the Norco and Promix fractionators were offset by an 11 MBPD decrease in volumes for the Shoup plant due to the construction activities.

Onshore Natural Gas Pipelines & Services – Enterprise’s Onshore Natural Gas Pipelines & Services segment reported gross operating margin of $107 million for the second quarter of 2010, a $14 million decrease from the $121 million reported for the second quarter of 2009.  Gross operating margin in the second quarter of 2010 includes $12 million of non-cash, mark-to-market losses associated with financial transactions for sales of natural gas in future periods.  We expect substantially all of these non-cash, mark-to-market losses to be reversed in future periods upon physical delivery of the natural gas.

In aggregate, the partnership’s Texas intrastate natural gas pipeline system; State Line and Fairplay natural gas gathering systems (which were acquired effective May 1, 2010); and natural gas gathering and treating facilities in the Piceance Basin accounted for a $19 million increase in gross operating margin.  These systems reported a total increase in natural gas transportation volumes of 0.7 TBtud, of which 0.5 TBtud were attributable to the State Line and Fairplay systems.

The aforementioned increase in gross operating margin was partially offset by an aggregate decrease in gross operating margin of $8 million from the Val Verde, Jonah and San Juan natural gas gathering systems and Enterprise’s natural gas storage business largely due to a 7 percent, or 0.3 TBtud, decrease in transportation volumes on these systems.  In addition, the delay in the completion of the Trinity River Basin Lateral pipeline reduced gross operating margin by approximately $9 million for the second quarter of 2010 due to charges incurred for transportation capacity on a downstream pipeline in anticipation of natural gas volumes originating on the Trinity River Basin Lateral pipeline.  The pipeline is expected to be in service by the end of July 2010.

Total onshore natural gas pipeline volumes increased to a record 11.4 TBtud in the second quarter of 2010 versus 10.7 TBtud in the same quarter of 2009.

Onshore Crude Oil Pipelines & Services – Gross operating margin for the second quarter of 2010 from the partnership’s Onshore Crude Oil Pipelines & Services segment was $26 million compared to $42 million for the second quarter of 2009.  This $16 million decrease was due to lower gross operating margin from crude oil marketing activities attributable to lower sales margins.  The partnership’s crude oil marketing business had higher sales margins in the second quarter of last year due in part from the settlement of forward sales transactions which benefited from a strong contango market for crude oil.  Crude oil volumes decreased to 678 MBPD for the second quarter of 2010 from 750 MBPD for the second quarter of 2009 principally due to lower volumes on the Seaway crude oil pipeline.

Offshore Pipelines & Services – Gross operating margin for the Offshore Pipelines & Services segment was $83 million in the second quarter of 2010 compared to a loss of $1 million in the same quarter of 2009.  Gross operating margin for the second quarter of 2010 includes $10 million of proceeds from insurance claims associated with hurricanes in prior years and $4 million of revenues from a tariff rate case settlement on our High Island Offshore System.  The second quarter of 2009 includes charges of approximately $68 million associated with the termination of TOPS.

The Independence Hub platform and Trail pipeline reported aggregate gross operating margin of $44 million for the second quarter of 2010 compared to $56 million for the second quarter of 2009.  Natural gas volumes on the Independence system decreased to 635 billion British thermal units per day (“BBtud”) for the second quarter of 2010 from 891 BBtud for the second quarter of 2009 due to lower production volumes as the result of depletion and one large well watering out.  Workover activities have generally been delayed as the result of the uncertainty caused by the federal offshore drilling moratorium.  Total offshore natural gas pipeline volumes were 1.3 TBtud for the second quarter of 2010 compared to 1.5 TBtud for the second quarter of 2009.

Gross operating margin from Enterprise’s offshore crude oil pipeline business increased to $26 million for the second quarter of 2010 from $14 million for the second quarter of 2009, excluding the charges associated with the termination of TOPS.  The Shenzi pipeline, which commenced operations in April 2009, accounted for approximately $4 million of this increase.  Substantially all of the partnership’s offshore crude oil pipelines reported increases in gross operating margin and volumes.  Total offshore oil pipeline volumes were 322 MBPD in the second quarter of 2010 versus 244 MBPD in the same quarter of 2009.

Most of the partnership’s offshore oil pipelines, as well as its offshore natural gas pipelines and platforms, were either in limited service or out of service during the second quarter of 2009 due to volume disruptions caused by the effects of Hurricanes Gustav and Ike.  Most of Enterprise’s offshore assets returned to normal operations during the third quarter of 2009.

Petrochemical & Refined Product Services – Gross operating margin for the Petrochemical & Refined Products Services segment increased 65 percent to a record $158 million in the second quarter of 2010 from $96 million in the second quarter of 2009.

The partnership’s propylene business reported gross operating margin of $68 million for the second quarter of 2010 compared to $23 million for the second quarter of 2009.  This business benefitted from an 18 percent increase in propylene fractionation volumes to 79 MBPD and higher sales margins in the second quarter of 2010.  Petrochemical pipeline volumes increased 26 percent to 122 MBPD during the second quarter of 2010 compared to 97 MBPD in the second quarter of 2009.

Enterprise’s refined products pipelines and related services business reported gross operating margin of $31 million for the second quarter of 2010 compared to $30 million in the second quarter of 2009.  The partnership’s Port Arthur, Texas refined products terminal began full commercial operations in June 2010 and therefore only generated nominal gross operating margin in the second quarter of 2010.  Pipeline volumes for the refined products pipeline business declined by 4 percent to 642 MBPD for the second quarter of 2010 compared to 669 MPBD for the second quarter of 2009.

Enterprise’s butane isomerization business reported gross operating margin of $26 million for the second quarter of 2010 compared to $19 million for the same quarter of 2009 principally due to higher revenues from the sale of by-products.  Isomerization volumes during the second quarter of 2010 were essentially flat with last year.

Enterprise’s marine transportation and other service businesses reported gross operating margin of $22 million for the second quarter of 2010 compared to $17 million for the second quarter of 2009.

Gross operating margin for Enterprise’s octane enhancement business increased to $11 million for the second quarter of 2010 compared to $7 million for the second quarter of last year due to higher sales margins from motor gasoline additives produced for export purposes only and revenues from sales of by-products.  Octane enhancement production was 13 MBPD for the second quarter of 2010 compared to 10 MBPD for the same quarter of 2009.

Capitalization

Total debt principal outstanding at June 30, 2010 was approximately $12.6 billion, including $1.5 billion of junior subordinated notes to which the nationally recognized debt rating agencies ascribe partial equity credit.  Enterprise’s consolidated debt at June 30, 2010 also included $537 million of debt of Duncan Energy Partners L.P., for which Enterprise does not have the payment obligation.  During the second quarter of 2010, Enterprise received total proceeds of $553 million from the issuance of approximately 15.8 million common units through a public offering in April and the partnership’s distribution reinvestment plan in May.  Also during the second quarter of 2010, the partnership received aggregate net proceeds of approximately $2.0 billion from the issuance of 5-year, 10-year and 30-year senior notes.  At June 30, 2010, Enterprise had liquidity of approximately $2.3 billion, which included availability under Enterprise’s credit facilities and unrestricted cash.

Total capital spending in the second quarter of 2010, net of contributions in aid of construction costs, was approximately $1.6 billion, which includes the $1.2 billion acquisition of natural gas gathering assets in the Haynesville Shale region of North Louisiana and East Texas from subsidiaries M2 Midstream LLC and $73 million of sustaining capital expenditures.

Interest expense for the second quarter of 2010 was $169 million on an average debt balance of $11.9 billion, compared to interest expense of $159 million in the second quarter of 2009, which had an average debt balance of $12.0 billion.  The increase in interest expense was primarily due to higher average interest rates during the second quarter of 2010.

Conference Call to Discuss Second Quarter 2010 Earnings

Today, Enterprise will host a conference call to discuss second quarter 2010 earnings.  The call will be broadcast live over the Internet at 8:00 a.m. CDT and may be accessed by visiting the company’s website at www.epplp.com.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of gross operating margin, distributable cash flow and Adjusted EBITDA.  The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with GAAP.  Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flows provided by operating activities or any other measure of liquidity or financial performance calculated and presented in accordance with GAAP.  Our non-GAAP financial measures may not be comparable to similarly-titled measures of other companies because they may not calculate such measures in the same manner as we do.

Gross operating margin.  We evaluate segment performance based on the non-GAAP financial measure of gross operating margin.  Gross operating margin (either in total or by individual segment) is an important performance measure of the core profitability of our operations.  This measure forms the basis of our internal financial reporting and is used by management in deciding how to allocate capital resources among business segments.  We believe that investors benefit from having access to the same financial measures that management uses in evaluating segment results.  The GAAP financial measure most directly comparable to total segment gross operating margin is operating income.

We define total segment gross operating margin as operating income before: (1) depreciation, amortization and accretion expense; (2) non-cash consolidated asset impairment charges; (3) operating lease expenses for which we do not have the payment obligation; (4) gains and losses from asset sales and related transactions; and (5) general and administrative costs.  Gross operating margin by segment is calculated by subtracting segment operating costs and expenses (net of the adjustments noted above) from segment revenues, with both segment totals before the elimination of intercompany transactions.  In accordance with GAAP, intercompany accounts and transactions are eliminated in consolidation.  Gross operating margin is exclusive of other income and expense transactions, provision for income taxes, the cumulative effect of changes in accounting principles and extraordinary charges.  Gross operating margin is presented on a 100 percent basis before the allocation of earnings to noncontrolling interests.

We include equity earnings from unconsolidated affiliates in our measurement of segment gross operating margin.  Our equity investments with industry partners are a vital component of our business strategy.  They are a means by which we conduct our operations to align our interests with those of our customers and/or suppliers.  This method of operation also enables us to achieve favorable economies of scale relative to the level of investment and business risk assumed versus what we could accomplish on a standalone basis.  Many of these businesses perform supporting or complementary roles to our other business operations.

Distributable cash flow.  We define distributable cash flow as net income or loss attributable to Enterprise adjusted for: (1) the addition of depreciation, amortization and accretion expense; (2) the addition of operating lease expenses for which we do not have the payment obligation; (3) the addition of cash distributions received from unconsolidated affiliates less equity earnings from unconsolidated affiliates; (4) the subtraction of sustaining capital expenditures and cash payments to settle asset retirement obligations; (5) the addition of losses or subtraction of gains from asset sales and related transactions; (6) the addition of cash proceeds from asset sales or related transactions; (7) the return of an investment in an unconsolidated affiliate (if any); (8) the addition of losses or subtraction of gains on the monetization of financial instruments recorded in accumulated other comprehensive income (loss), if any, less related amortization of such amounts to earnings; (9) the addition of net income attributable to the noncontrolling interest associated with the public unitholders of Duncan Energy Partners L.P. (“DEP”), less related cash distributions to be paid to such unitholders with respect to the period of calculation; and (10) the addition or subtraction of other miscellaneous non-cash amounts (as applicable) that affect net income or loss for the period.

Sustaining capital expenditures are capital expenditures (as defined by GAAP) resulting from improvements to and major renewals of existing assets.  Such expenditures serve to maintain existing operations but do not generate additional revenues.

Management compares the distributable cash flow we generate to the cash distributions we expect to pay our partners.  Using this metric, management computes our distribution coverage ratio.  Distributable cash flow is an important non-GAAP financial measure for our limited partners since it serves as an indicator of our success in providing a cash return on investment.  Specifically, this financial measure indicates to investors whether or not we are generating cash flows at a level that can sustain or support an increase in our quarterly cash distributions.  Distributable cash flow is also a quantitative standard used by the investment community with respect to publicly traded partnerships because the value of a partnership unit is in part measured by its yield, which is based on the amount of cash distributions a partnership can pay to a unitholder.  The GAAP measure most directly comparable to distributable cash flow is net cash flows provided by operating activities.

Adjusted EBITDA.  We define Adjusted EBITDA as net income or loss minus equity in income from unconsolidated affiliates; plus distributions received from unconsolidated affiliates, interest expense, provision for income taxes and depreciation, amortization and accretion expense.  Adjusted EBITDA is commonly used as a supplemental financial measure by management and external users of our financial statements, such as investors, commercial banks, research analysts and rating agencies, to assess: (1) the financial performance of our assets without regard to financing methods, capital structures or historical cost basis; (2) the ability of our assets to generate cash sufficient to pay interest and support our indebtedness; and (3) the viability of projects and the overall rates of return on alternative investment opportunities.  Since Adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the Adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies.  The GAAP measure most directly comparable to Adjusted EBITDA is net cash flows provided by operating activities.

Company Information and Use of Forward-Looking Statements

Enterprise Products Partners L.P. is the largest publicly traded energy partnership and a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil, refined products and petrochemicals.  The partnership’s assets include: 49,100 miles of onshore and offshore pipelines; approximately 200 million barrels of storage capacity for NGLs, refined products and crude oil; and 27 billion cubic feet of natural gas storage capacity.  Services include: natural gas transportation, gathering, processing and storage; NGL fractionation (or separation), transportation, storage, and import and export terminaling; crude oil and refined products storage, transportation and terminaling; offshore production platform; petrochemical transportation and storage; and a marine transportation business that operates primarily on the United States inland and Intracoastal Waterway systems and in the Gulf of Mexico.  For additional information visit www.epplp.com.  Enterprise Products Partners L.P. is managed by its general partner, Enterprise Products GP LLC, which is wholly owned by Enterprise GP Holdings L.P. (NYSE: EPE).  For more information on Enterprise GP Holdings L.P., visit www.enterprisegp.com.

This press release includes forward-looking statements.  Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve certain risks and uncertainties, such as the partnership’s expectations regarding future results, capital expenditures, project completions, liquidity and financial market conditions.  These risks and uncertainties include, among other things, insufficient cash from operations, adverse market conditions, governmental regulations and other factors discussed in Enterprise’s filings with the U.S. Securities and Exchange Commission.  If any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected.  The partnership disclaims any intention or obligation to update publicly or reverse such statements, whether as a result of new information, future events or otherwise.

Contacts:      Randy Burkhalter, Investor Relations (713) 381-6812 or (866) 230-0745
                      Rick Rainey, Media Relations (713) 381-3635

###

Enterprise Products Partners L.P.				Exhibit A
Condensed Statements of Consolidated Operations – UNAUDITED
($ in millions, except per unit amounts)
	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Revenues	$7,543.4	$5,434.3	$16,087.9	$10,321.2
Costs and expenses:
Operating costs and expenses	6,974.2	5,024.5	14,946.1	9,401.1
General and administrative costs	37.9	46.1	75.5	81.0
Total costs and expenses	7,012.1	5,070.6	15,021.6	9,482.1
Equity in income of unconsolidated affiliates	16.7	9.6	32.7	17.0
Operating income	548.0	373.3	1,099.0	856.1
Other income (expense):
Interest expense	(168.6)	(158.5)	(317.2)	(311.0)
Other, net	0.4	0.8	0.5	2.0
Total other expense	(168.2)	(157.7)	(316.7)	(309.0)
Income before provision for income taxes	379.8	215.6	782.3	547.1
Provision for income taxes	(6.5)	(3.1)	(15.2)	(19.1)
Net income	373.3	212.5	767.1	528.0
Net income attributable to noncontrolling interests	(16.1)	(25.9)	(32.1)	(116.1)
Net income attributable to Enterprise Products Partners L.P.	$357.2	$186.6	$735.0	$411.9

Net income allocated to:
Limited partners	$294.3	$147.0	$611.7	$333.3
General partner	$62.9	$39.6	$123.3	$78.6
Per unit data (fully diluted):
Earnings per unit	$0.46	$0.32	$0.96	$0.73
Average LP units outstanding (in millions)	639.1	458.5	631.3	455.6
Other financial data:
Net cash flows provided by operating activities	$213.4	$263.0	$900.3	$635.0
Cash used in investing activities	$1,521.3	$334.7	$1,891.8	$887.3
Cash provided by financing activities	$1,667.8	$89.9	$1,431.2	$261.5
Distributable cash flow	$532.0	$327.5	$1,112.4	$670.4
Adjusted EBITDA	$793.8	$581.4	$1,577.2	$1,279.8
Depreciation, amortization and accretion	$233.8	$208.6	$451.4	$407.7
Distributions received from unconsolidated affiliates	$28.6	$11.1	$58.8	$33.5
Total debt principal outstanding at end of period	$12,627.5	$12,087.5	$12,627.5	$12,087.5
Capital spending:
Capital expenditures, net of contributions in aid of construction costs, for property, plant and equipment	$393.9	$316.4	$738.1	$823.9
Cash used for business combinations, net of cash acquired	1,218.0	73.7	1,220.2	73.7
Acquisition of intangible assets	--	--	--	1.4
Investments in unconsolidated affiliates	2.5	2.7	10.2	9.8
Total capital spending	$1,614.4	$392.8	$1,968.5	$908.8

Enterprise Products Partners L.P.				Exhibit B
Condensed Operating Data – UNAUDITED
($ in millions)
	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Gross operating margin by segment:
NGL Pipelines & Services	$441.0	$363.8	$878.3	$714.7
Onshore Natural Gas Pipelines & Services	106.9	121.2	237.2	283.1
Onshore Crude Oil Pipelines & Services	25.9	42.1	52.6	92.6
Offshore Pipelines & Services	82.8	(1.1)	163.9	60.2
Petrochemical & Refined Products Services	158.1	96.1	278.1	185.6
Total gross operating margin	814.7	622.1	1,610.1	1,336.2
Adjustments to reconcile non-GAAP gross operating margin to GAAP operating income:
Amounts included in operating costs and expenses:
Depreciation, amortization and accretion	(227.0)	(200.5)	(439.4)	(396.9)
Non-cash impairment charges	--	(2.3)	(1.5)	(2.3)
Operating lease expenses paid by EPCO	(0.1)	(0.1)	(0.3)	(0.3)
Gain (loss) from asset sales and related transactions	(1.7)	0.2	5.6	0.4
General and administrative costs	(37.9)	(46.1)	(75.5)	(81.0)
Operating income	$548.0	$373.3	$1,099.0	$856.1

Selected operating data: (1)
NGL Pipelines & Services, net:
NGL transportation volumes (MBPD)	2,194	1,993	2,217	2,057
NGL fractionation volumes (MBPD)	463	459	468	450
Equity NGL production (MBPD)	125	118	124	116
Fee-based natural gas processing (MMcf/d)	2,985	2,714	2,833	2,908
Onshore Natural Gas Pipelines & Services, net:
Natural gas transportation volumes (BBtus/d)	11,418	10,672	11,300	10,506
Onshore Crude Oil Pipelines & Services
Crude oil transportation volumes (MBPD)	678	750	675	698
Offshore Pipelines & Services, net:
Natural gas transportation volumes (BBtus/d)	1,312	1,460	1,359	1,501
Crude oil transportation volumes (MBPD)	322	244	338	219
Platform natural gas processing (MMcf/d)	568	753	600	765
Platform crude oil processing (MBPD)	17	10	18	6
Petrochemical & Refined Products Services, net:
Butane isomerization volumes (MBPD)	99	100	86	95
Propylene fractionation volumes (MBPD)	79	67	79	67
Octane additive production volumes (MBPD)	13	10	12	7
Transportation volumes, primarily refined products and petrochemicals (MBPD)	786	788	795	814
Total, net:
NGL, crude oil, refined products and petrochemical transportation volumes (MBPD)	3,980	3,775	4,025	3,788
Natural gas transportation volumes (BBtus/d)	12,730	12,132	12,659	12,007
Equivalent transportation volumes (MBPD) (2)	7,330	6,968	7,356	6,948

(1)  Operating rates are reported on a net basis, taking into account our ownership interests in certain joint ventures, and include volumes for newly constructed assets from the related in-service dates and for recently purchased assets from the related acquisition dates.
(2)  Reflects equivalent energy volumes where 3.8 MMBtus of natural gas are equivalent to one barrel of NGLs.

Enterprise Products Partners L.P.				Exhibit C
Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures
Distributable Cash Flow
($ in millions)
	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009 (1)	2010	2009 (1)
Net income attributable to Enterprise Products Partners L.P.	$357.2	$186.6	$735.0	$411.9
Adjustments to GAAP net income attributable to Enterprise Products Partners L.P. to derive non-GAAP distributable cash flow:
Depreciation, amortization and accretion	233.8	158.8	451.4	312.9
Operating lease expenses paid by EPCO	0.1	0.1	0.3	0.3
Distributions received from unconsolidated affiliates	28.6	15.6	58.8	38.5
Equity in (income) loss of unconsolidated affiliates	(16.7)	17.6	(32.7)	4.2
Sustaining capital expenditures	(72.7)	(33.1)	(105.3)	(53.1)
Cash payments to settle asset retirement obligations	(1.2)	(8.1)	(3.2)	(8.2)
Loss (gain) from asset sales and related transactions	1.8	(0.2)	(5.7)	(0.4)
Proceeds from asset sales and related transactions	2.4	0.2	24.1	0.5
Monetization of derivative instruments	1.3	--	1.3	--
Amortization of net losses (gains) related to monetization of derivative instruments	1.4	(0.5)	2.8	(0.9)
Net income attributable to noncontrolling interest – DEP public unitholders	9.6	6.6	18.3	11.7
Distribution to be paid to DEP public unitholders with respect to period	(10.4)	(10.0)	(21.1)	(16.4)
Other miscellaneous adjustments to derive distributable cash flow	(3.2)	(6.1)	(11.6)	(30.6)
Distributable cash flow	532.0	327.5	1,112.4	670.4
Adjustments to non-GAAP distributable cash flow to derive GAAP net cash flows provided by operating activities:
Sustaining capital expenditures	72.7	33.1	105.3	53.1
Cash payments to settle asset retirement obligations	1.2	8.1	3.2	8.2
Proceeds from asset sales and related transactions	(2.4)	(0.2)	(24.1)	(0.5)
Monetization of derivative instruments	(1.3)	--	(1.3)	--
Amortization of net (losses) gains related to monetization of derivative instruments	(1.4)	0.5	(2.8)	0.9
Net income attributable to noncontrolling interests	16.1	13.5	32.1	25.5
Net income attributable to noncontrolling interest – DEP public unitholders	(9.6)	(6.6)	(18.3)	(11.7)
Distribution to be paid to DEP public unitholders with respect to period	10.4	10.0	21.1	16.4
Miscellaneous non-cash and other amounts to reconcile distributable cash flow with net cash flows provided by operating activities	6.3	7.3	9.2	20.6
Net effect of changes in operating accounts	(410.6)	(173.6)	(336.5)	(345.2)
Net cash flows provided by operating activities	$213.4	$219.6	$900.3	$437.7

(1)  Distributable cash flow for the three and six months ended June 30, 2009 is calculated based on and reconciled to historical results (pre-recast) of Enterprise Products Partners L.P. prior to the TEPPCO Merger.

Enterprise Products Partners L.P.				Exhibit D
Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures
Adjusted EBITDA
($ in millions)
	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Net income	$373.3	$212.5	$767.1	$528.0
Adjustments to GAAP net income to derive non-GAAP Adjusted EBITDA:
Equity in income of unconsolidated affiliates	(16.7)	(9.6)	(32.7)	(17.0)
Distributions received from unconsolidated affiliates	28.6	11.1	58.8	33.5
Interest expense (including related amortization)	168.6	158.5	317.2	311.0
Provision for income taxes	6.5	3.1	15.2	19.1
Depreciation, amortization and accretion in costs and expenses	233.5	205.8	451.6	405.2
Adjusted EBITDA	793.8	581.4	1,577.2	1,279.8
Adjustments to non-GAAP Adjusted EBITDA to derive GAAP net cash flows provided by operating activities:
Interest expense	(168.6)	(158.5)	(317.2)	(311.0)
Provision for income taxes	(6.5)	(3.1)	(15.2)	(19.1)
Operating lease expenses paid by EPCO	0.1	0.1	0.3	0.3
Loss (gain) from asset sales and related transactions	1.8	(0.2)	(5.7)	(0.4)
Loss on forfeiture of Texas Offshore Port System	--	68.4	--	68.4
Miscellaneous non-cash and other amounts to reconcile Adjusted EBITDA and net cash flows provided by operating activities	3.4	6.6	(2.6)	(5.5)
Net effect of changes in operating accounts	(410.6)	(231.7)	(336.5)	(377.5)
Net cash flows provided by operating activities	$213.4	$263.0	$900.3	$635.0